                                 Exhibit 11B.1
                       Sunquest Information Systems, Inc.
           Computation of Supplemental Pro Forma Net Income Per Share
                    (In thousands, except per share amounts)
                                  (Unaudited)

                                                       Three Months Ended                     Six Months Ended
                                                            June 30,                              June 30,
                                                     ----------------------                -----------------------
                                                      1996            1995                   1996           1995
                                                     -------        -------                --------        -------
Pro forma net income                                 $ 1,999        $   706                 $ 2,892        $   207
                                                     =======        =======                 =======        =======

SHARE INFORMATION
  Dividends                                          $14,500 (1)    $14,500 (1)             $14,500 (1)    $14,500 (1)
  Pro forma net income                                (1,999)          (706)                 (2,892)          (207)
                                                     -------        -------                 -------        -------
  Dividends in excess of earnings                    $12,501        $13,794                 $11,608        $14,293
                                                     =======        =======                 =======        =======

INCREMENTAL SHARES/EARNINGS PER SHARE

  Dividends in excess of earnings                    $12,501        $13,794                 $11,608        $14,293
  Divided by net proceeds per share (2)                14.56          14.56                   14.56          14.56
                                                     -------        -------                 -------        -------
                                                         859            947                     797            982
  Historic shares outstanding                         11,904         11,904                  11,904         11,904
                                                     -------        -------                 -------        -------
  Supplemental pro forma shares outstanding           12,763         12,851                  12,701         12,886
                                                     -------        -------                 -------        -------
  Supplemental pro forma earnings per share          $  0.16        $  0.05                 $  0.23        $  0.02
                                                     =======        =======                 =======        =======
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(1)  The "Second S Corporation Distribution" declared by the Company in April
     1996 has not been included because such dividend will not be paid from the proceeds of the offering.

(2)  Proceeds from offering:

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

  Shares sold including overallotment      3,450
  Offering price per share               $ 16.00
                                         -------
                                         $55,200
  Underwriter's discount                  (3,864)
  Offering costs                          (1,102)
                                         -------
  Net proceeds                           $50,234
                                         =======
  Net proceeds per share                 $ 14.56
                                         =======